Exhibit 3.78

State of Tennessee	For Office Use Only
ARTICLES OF ORGANIZATION
(LIMITED LIABILITY COMPANY)

(For use on or after 7/1/2006)
Department of State
Corporate Filings
312 Eighth Avenue North
6th Floor, William R. Snodgrass Tower
Nashville, TN 37243

The Articles of Organization presented herein are adopted in accordance with the provisions of the Tennessee Revised Limited Liability Company Act.

1.	The name of the Limited Liability Company is: RT Distributing, LLC

(NOTE: Pursuant to the provisions of TCA§48~249-106, each limited Liability Company name must contain the words “Limited Liability Company” or the abbreviation “LLC” or “L.L.C.”)

2.	The name and complete address of the Limited Liability Company’s Initial registered agent and office located in the state of Tennessee is:

C T Corporation System
(Name)
800 S. Gay Street, Suite 2021	Knoxville	TN 37929
(Street address)	(City)	(State/Zip Code)
Knoxville
(County)

3.	The Limited Liability Company will be: (NOTE: PLEASE MARK APPLICABLE BOX)

☒ Member Managed	☐ Manager Managed	☐ Director Managed

4.	Number of Members at the date of filing, if more than six (6): One (1)

5.	If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time is: (Not to exceed 90 days)

Date:	Time:

6.	The complete address of the Limited Liability Company’s principal executive office is:

150 West Church Avenue, Maryville, TN 37801
(Street Address)	(City)	(State/County/Zip Code)

7.	Period of Duration if not perpetual:

8.	Other Provisions:

9.	THIS COMPANY IS A NONPROFIT LIMITED LIABILITY COMPANY (Check if applicable) ☐

October 16, 2006	/s/ Marguerite N. Duffy
Signature Date	Marguerite N. Duffy
Manager	Name (printed or typed)
Signer’s Capacity (if other than individual capacity)

55-4270 (Rev. 05/06)	Filing Fee: $50 per member (minimum fee: $300, maximum fee: $3,000)	RDA2458